EXHIBIT 99.2

SOUTHERN MISSOURI BANCORP, INC.

2017 OMNIBUS INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

ISO NO. _____

This option, intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is granted as of [     ] by Southern Missouri Bancorp, Inc. (the "Company") to ___________ (the "Optionee"), in accordance with the following terms and conditions:

1.   Option Grant and Exercise Period.  The Company hereby grants to the Optionee an Option (the "Option") to purchase, pursuant to the Southern Missouri Bancorp, Inc. 2017 Omnibus Incentive Plan (as the same may from time to time be amended, the "Plan"), and upon the terms and conditions therein and hereinafter set forth, an aggregate of _____ shares (the "Option Shares") of the Common Stock, par value $.01 per share ("Common Stock"), of the Company at the price (the "Exercise Price") of $____ per share.  A copy of the Plan, as currently in effect, is incorporated herein by reference, and either is attached hereto or has been delivered previously to the Optionee. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

Except as set forth in Section 5 below or Section 8 below, this Option shall be exercisable only during the period (the "Exercise Period") commencing on [     ] and ending at 5:00 p.m., Central time, on [     ], such later time and date being hereinafter referred to as the "Expiration Date."  Subject to Sections 5 and 8 below, this Option shall vest and become exercisable according to the following schedule:

Vesting Date	Cumulative Percentage of Initial Award Vested

During the Exercise Period, to the extent vested, this Option shall be exercisable in whole at any time or in part from time to time subject to the provisions of this Agreement.  In the event this Option or any portion thereof fails to qualify as an Incentive Stock Option for any reason whatsoever, this Option or such portion thereof shall automatically be deemed a Non-Qualified Stock Option.  For example, to the extent that this Option or any portion thereof becomes or remains exercisable after the expiration of three months following the Optionee's termination of employment (other than by reason of death  or Disability with respect to that portion of this Option that is exercisable at time of death or Disability), this Option shall no longer qualify as an Incentive Stock Option but shall deem to be a Non-Qualified Stock Option for tax purposes.

2.   Method of Exercise of This Option.  This Option may be exercised during the Exercise Period by providing written notice to Lorna Brannum, Assistant Secretary of the Company specifying the number of Option Shares to be purchased; provided however, that the minimum number of Option Shares which may be purchased at any time shall be 100, or, if less, the total number of Option Shares relating to the Option which remain un-purchased.  The notice must be in the form prescribed by Section 6.6 of the Plan.  The date of exercise is the date on which such notice is received by the Company.  Such notice must be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise.  Payment shall be made (i) in cash or its equivalent (including cash or its equivalent paid through a broker-assisted exercise program), (ii) by tendering previously acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the aggregate Option Price, (iii) by net exercise (a cashless exercise whereby the Company will reduce the number of Option Shares issuable upon exercise by the number of Shares having a Fair Market Value equal to the exercise price for the Option Shares to be purchased upon exercise), or (iv) by a combination of (i), (ii) and

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(iii).  Promptly after such payment, subject to Section 3 below, the Company shall issue and deliver to the Optionee or other person exercising this Option (pursuant to Section 6.8(a) of the Plan in the event of the death of the Optionee) a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another jointly with right of survivorship.

3.   Delivery and Registration of Shares of Common Stock.  The Company's obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered pursuant to Section 6.8(a) of the Plan in the event of the death of the Optionee, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), or any other Federal, state or local securities law or regulation.  In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation.  The Company shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4.   Non-transferability of This Option.  This Option may not be assigned, encumbered, or transferred except, in the event of the death of the Optionee, by will or the laws of descent and distribution to the extent provided in Section 5 below.  This Option is exercisable during the Optionee's lifetime only by the Optionee.  The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Company and any person to whom this Option is transferred by will or by the laws of descent and distribution.

5.   Termination of Employment.  Except as otherwise provided in this Section 5, if the Optionee voluntarily terminates employment or the Optionee's employment is involuntarily terminated without Cause (including voluntary termination under circumstances constituting an involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to Optionee), then the Optionee shall have ninety (90) days after such termination of employment to exercise this Option to the extent it is otherwise exercisable on the date of employment termination, but in no event later than the Expiration Date.  If the Optionee is terminated for Cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of such termination.

Nothing herein is intended to diminish the rights of the Optionee under the Plan if the Optionee's employment is terminated due to death or Disability.

In accordance with Section 8 below, the foregoing provisions of this Section 5 shall apply following a Change in Control to this Option or, if applicable, the Replacement Award (as defined in Section 8) which continues in effect after the Change in Control, provided, that if Optionee's employment terminates upon or after a Change in Control under circumstances constituting involuntary termination without Cause (as described above), then this Option, or, if applicable, the  Replacement Award, shall become immediately exercisable (to the extent not already exercisable) and shall remain exercisable for a period of 90 days after such termination of employment, but in no event later than the Expiration Date.

6.   Regulatory, Recoupment and Holding Period Requirements. Optionee acknowledges and agrees that this Award and Optionee's receipt of any Shares hereunder is subject to possible reduction, cancellation, forfeiture, recoupment (clawback), delayed payment or holding period requirements, (a) upon the occurrence of events set forth in Section 19.3 of the Plan, or (b) pursuant to policies which the Company has or may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

7.   Adjustments for Changes in Capitalization of the Company.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the shares of the Company's Common Stock, such

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adjustment shall be made in the number and class of shares covered by this Option and the Exercise Price of this Option as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; and provided that the number of shares subject to this Option shall always be a whole number.

8.   Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of the vesting and exercisability of the Option, except as provided in this Section 8.

Upon a Change in Control prior to the scheduled vesting date, except to the extent that another Award meeting the requirements of this Section 8 (a "Replacement Award") is provided to Optionee to replace this Award (the "Replaced Award"), the Option shall vest and be exercisable in full on the effective date of such Change in Control.

An Award shall meet the conditions of this Section 8 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a) The Award has a value at least equal to the value of the Replaced Award;

(b) The Award relates to publicly-traded equity securities of the Company or its successor following the Change the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c) The other terms and conditions of the Award are not less favorable to the Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 5 relating to vesting and exercisability in the event of termination of employment).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 8 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

9.   Shareholder Rights Not Granted by This Option.  The Optionee is not entitled by virtue hereof to any rights of a shareholder of the Company or to notice of meetings of shareholders or to notice of any other proceedings of the Company.

10.  Withholding Tax.  The Company shall have the power and the right to deduct or withhold from shares of Common Stock issuable upon exercise of the Option, shares with a Fair Market Value equal to the amount sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld, unless Optionee has made arrangements acceptable to the Company for the payment of such taxes.

11.  Notices.  All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Southern Missouri Bancorp, Inc., 2991 Oak Grove Road, Poplar Bluff, MO 63901.  Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee's address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Company or to the Optionee, as the case may be.

12.  Plan and Plan Interpretations as Controlling.  This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

13.  Optionee Service.  Nothing in this Option shall limit the right of the Company or any of its Affiliates to terminate the Optionee's service as an officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services of the Optionee.

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14.  Optionee Acceptance.  The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 11 above.  To the extent the terms of any employment, severance or other agreement to which the Optionee is a party with the Company or any Subsidiary that is then in effect provide for any rights that conflict with or are otherwise contrary to the terms contained in this Award Agreement, including the vesting or exercise rights contained in Sections 5 and 8, the terms of this Award Agreement shall control.

15.  Electronic Signature.  All references to signatures and delivery of documents in this Option may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Option.  Optionee's electronic signature, including, without limitation, "click-through" acceptance of this Option through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, Optionee's manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Option.

16.  Notice of Sale.  The Optionee or any person to whom this Option or the Option Shares shall have been transferred by will or by the laws of descent and distribution promptly shall give notice to the Company in the event of the sale or other disposition of Option Shares within the later of (a) two years from the date of grant of this Option or (b) one year from the date of exercise of this Option.  Such notice shall specify the number of Option Shares sold or otherwise disposed of and be directed to the address set forth in Section 11 above.

IN WITNESS WHEREOF, the parties hereto have caused this INCENTIVE STOCK OPTION AGREEMENT to be executed as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC. _________________________________________ [Name/Title]
ACCEPTED: __________________________________________
__________________________________________ (Street Address)
___________________________________________ (City, State, and Zip Code)

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